Contact:

John Jenson
Vice President, Corporate Controller
Universal Technical Institute, Inc.
(623) 445-0821

Universal Technical Institute Plans New Long Beach Campus and Announces Staff Restructuring

SCOTTSDALE, ARIZ. - October 6, 2014 - As part of the Company’s growth strategy to provide more students with convenient and affordable training, Universal Technical Institute, Inc. (NYSE: UTI) has announced plans to open a new campus in Long Beach, California while restructuring the organization to better align with new, streamlined processes as well as current student populations at its existing campuses.

“We are very excited about expanding in the greater Los Angeles metropolitan area where there is both strong student and employer demand,” said Kimberly McWaters, chief executive officer of UTI. “Like our successful metro-model campus in Dallas, the Long Beach campus will predominantly serve a commuter population; allowing students to work while going to school without the cost of relocating to an existing campus. We believe this new campus will complement our Rancho Cucamonga, California campus and help us fully optimize our current marketing investment in this important market.”

UTI has entered into a 15-year lease agreement for a build-to-suit campus conveniently located with access from numerous major freeways as well as in close proximity to the Long Beach airport. The Long Beach campus, which is set to open in late summer 2015, will house the company’s automotive, diesel and collision repair programs including a number of manufacturer specific advanced training programs. At full capacity, the campus will accommodate approximately 800 students

“Our focus on improving operating efficiencies, controlling costs and running a lean organization gives UTI the flexibility to invest in growth opportunities like new campuses, fund initiatives to rebuild student populations in our existing campuses and make our training more accessible and affordable for all of our students,” McWaters said.

During the past year, the company implemented key process improvements and technology solutions to operate more efficiently and effectively in the current business environment. To further align with these new ways of doing business, the company is restructuring its organization and reducing staff.

The first phase of the restructuring, completed in the fourth quarter of 2014, impacted approximately 50 employees. Severance and outplacement charges relating to this reduction will impact the fourth quarter pre-tax earnings by approximately $1.3 million and are expected to provide operating expense savings in compensation and related benefits in 2015 of approximately $5.2 million. The second phase of this restructuring, with reductions and related charges of similar magnitude, is expected to be completed in the first quarter of 2015.

About Universal Technical Institute, Inc.
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 180,000 graduates in its 49-year history, UTI offers undergraduate degree and diploma programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information visit www.uti.edu.

Safe Harbor Statement
All statements contained herein, other than statements of historical fact, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as amended. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include, among other things, changes to federal and state educational funding, changes to regulations or agency interpretation of such regulations affecting the for-profit education industry, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by UTI, increased investment in management and capital resources, the effectiveness of the recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions of the Company and other risks that are described from time to time in the Company's public filings. Further information on these and other potential factors that could affect the financial results or condition may be found in the Company's filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. Except as required by law, the Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

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